  Exhibit 14.1

WRAP TECHNOLOGIES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted November 7, 2018 and
Amended February 14, 2020

I.
SCOPE OF CODE

The Board of Directors (the “Board”) of Wrap Technologies, Inc., a Delaware corporation (the “Company”), has adopted this Code of Business Conduct and Ethics (the “Code”) which is intended to deter wrongdoing and promote honest and ethical conduct, including the fair and ethical handling of actual conflicts of interest between personal and professional relationships. The Code is also designed to avoid conflicts of interest, or the appearance of conflicts, by requiring appropriate disclosure to either (i) a supervisor, (ii) the Chair of the Audit Committee of the Board of Directors (the “Audit Committee”), or (iii) or Chair of the Board, as directed below, of any material transaction or relationship that could reasonably be expected to give rise to a conflict. The Code is also intended to promote full, fair, accurate, timely and understandable disclosure in documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in all other public communications made by the Company. The Code is also intended to promote compliance with applicable governmental laws, rules and regulations; prompt internal reporting to designated persons of violations of the Code; and accountability for adherence to the Code.

II.
APPLICATION OF CODE AND REPORTING VIOLATIONS

The Code applies to the members of the Board (“Directors”), the executive officers (as defined under the regulations of the SEC) of the Company, including, in any case, but not limited to, the Company’s principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions (collectively the “Officers”), and all employees of the Company. Each director, officer, and employee will be responsible for complying with this Code. If any director, officer or employee believes that a prohibited act under this Code has occurred, then he or she should promptly report such belief to their immediate supervisor, or if it is believed that such supervisor would be conflicted, or if any individual feels uncomfortable reporting to their immediate supervisor for any reason, or believes that such supervisor is not the appropriate person to address any perceived wrongdoing, such individual should submit his or her concern to the Chair of the Audit Committee at [auditcommittee@wraptechnologies.com].

Reporting is available 24 hours a day, 7 days a week. Concerns regarding questionable accounting, internal accounting controls or auditing matters may be directed to the Chair of the Audit Committee at [auditcommittee@wraptechnologies.com] by leaving a confidential message.

All concerns or complaints will be promptly reviewed and investigated by the Audit Committee or Board and any such reported prohibited act, without the participation of any director who may be the subject of such report. If the Audit Committee or Board determines that any such act represents a violation under this Code, then appropriate remedial or disciplinary action will be taken, up to and including immediate termination of employment. The Company’s outside counsel or individual designated by the Audit Committee or subcommittee of the Board will document the results of the investigation in a report to the Board in order to ensure a fair process is utilized in determining whether a violation of the Code has occurred. No person expressing concerns or complaints will be subject to any disciplinary or other adverse action by the Company absent a knowingly false report. All concerns or complaints may be made anonymously and will remain confidential, except as otherwise required by law or legal process. Please provide sufficient information to allow the concerns or complaints to be properly investigated.

Although this is the preferred method for reporting prohibited acts, any director, officer or employee should also feel at liberty to report any such alleged prohibited act hereunder to the Chair of the Board or Audit Committee.

All directors, officers and employees are expected to provide full cooperation and disclosure to the Audit Committee or Board, the Company and its internal and external auditors in connection with any review of compliance with this Code. The Company will retain a record of all concerns or complaints, and the results of its investigations for a period of five years.

III.
CONFLICTS OF INTEREST

Every director, officer and employee have a duty to avoid any personal activity, investment or association (whether directly or indirectly) that could appear to interfere with good judgement concerning the interests of the Company or that divide such person’s loyalty to the Company. No employee, officer or director may exploit his or her position or relationship with the Company for personal gain. All employees, officers and directors should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if a director, officer or employee should:

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Cause the Company to engage in business transactions with relatives or friends that would not result in the benefit of the Company or that would place the director, officer or employee, or their relatives or friends in a position of conflict with the interests of the Company;

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Use nonpublic Company, customer, vendor or third-party information for personal gain by the director, officer, employee or their relatives or friends;

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Have more than a modest financial interest in any vendor, third-party, customer or competitor;

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Receive a loan, or guarantee of obligations, from the Company or a third-party as a result of his or her position at the Company; or

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Compete, or prepare to compete, with the Company while still employed by the Company or in violation of statutory or contractual duties or restrictions.

Note: These are examples only as there are other situations in which a conflict of interest may arise. If a director, officer, or employee is uncertain of any potential conflict of interest he or she should consult with their immediate supervisor or the Chair of the Audit Committee.

IV.
CONDUCT OF BUSINESS, FAIR DEALING AND FAIR COMPETITION AND ANTI-TRUST LAWS

No director, officer or employee may:

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Compete with the Company by providing services to a competitor as an employee, officer or director or in a similar capacity;

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Profit, or assist others to profit, from confidential information or business opportunities that are available because of services to the Company;

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Take unfair advantage of any customer, client, vendor, competitor or other person through manipulation, concealment, misrepresentation of material facts or other unfair-dealing practice;

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Improperly influence or attempt to influence any business transaction between the Company and another entity in which a director, officer or employee has a direct or indirect financial interest or acts as an employee, officer or director or in a similar capacity; or

The Company (including all directors, officers and employees) must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition.

V.
GIFTS, BRIBES AND KICKBACKS

Other than modest gifts given or received in the normal course of business (including travel or entertainment), no employee, officer, or director or their respective relatives may give gifts to, or receive gifts from, the Company's customers, clients and vendors with a value greater than $50. Other gifts may be given or accepted only with prior approval of executive management. In no event should the director, officer or employee put the Company or himself or herself in a position that would be embarrassing if the gift were made public. Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. Directors, officers and employees must be aware of and strictly follow these prohibitions. Any director, officer or employee who pays or receives bribes or kickbacks will be investigated by the Audit Committee or the Board and if it is determined to be necessary, appropriate remedial or disciplinary action will be taken, up to and including immediate termination of employment or immediately terminated and reported or, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment, regardless of the appropriateness of such a practice in local custom or law.

VI.
LOANS

No officer or director may request or accept a loan or advance from the Company. As a general rule, the Company will not make loans or advances, including payroll advances, to any employee.

VII.
COMPLIANCE WITH LAWS AND REGULATIONS

It is the policy of the Company to comply with the laws of each country in which the Company conducts business. Each director, officer and employee must comply with all applicable laws, rules and regulations, and should use all reasonable efforts to oversee compliance by other directors, officers and employees with all applicable laws, rules and regulations.

Each director, officer and employee working outside of the United States or with foreign customers, clients, vendors, persons or entities must comply with laws, regulations, rules, and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each such director, officer and employee must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the Company’s outside legal counsel on specific Company policies and procedures. Violations of laws, regulations, rules, and orders may subject a director, officer or employee to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

VIII.
USE OF COMPANY FUNDS, ASSETS AND INFORMATION

All directors, officers and employees should protect the Company’s assets to ensure their efficient use and protect against theft, carelessness and waste. The Company understands that from time to time, a director, officer or employee may use Company assets, such as photocopiers, computers, secretarial time, Company time, telephone and facilities, etc., for personal use which is only incidental or represents minor uses of Company property. Although the Company does not encourage the use of Company property for personal reasons or benefit, the Company understands and acknowledges that minor or incidental use by a director, officer or employee may unavoidably occur. This Code discourages minor or incidental use of Company assets for personal purposes. Excessive use of Company assets for personal purposes may result in disciplinary action.

IX.
GATHERING COMPETITIVE INFORMATION

No officer, director or employee may accept, use or disclose the confidential information of competitors of the Company. When obtaining competitive information, officers, directors and employees must not violate competitors' rights. Particular care must be taken when dealing with competitors' clients, former clients and former employees. Confidential or proprietary information should never be requested nor should an employee, director or officer request a person to violate a non-compete or non-disclosure agreement.

X.
USE OF MATERIAL AND INSIDER OR CONFIDENTIAL INFORMATION

Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, clients and vendors if disclosed. Confidential information, in any form, obtained through business or personal contacts with customers, prospective customers, vendors, suppliers, or other employees must be used solely for the Company’s purposes. Information reflecting favorably or adversely upon the current or future value of any business enterprise should not be used in any manner for personal gain or for advantage to a third party. This information must not be revealed to unauthorized persons or discussed with others within the Company unless their duties require this information. In addition, the use of confidential information about one customer, clients and vendors to further the private interests of another such party is unethical and possibly illegal.

Some specific examples of confidential information include but are not limited to:

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Information regarding the Company’s strategic plans, regulatory initiatives and certain plans and programs;

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The identity of customers and potential customers and their personal, business and financial information;

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Non-public business and financial information of the Company;

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Personal information regarding any director, officer or employee of the Company;

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Personal or non-public business information regarding any customer, supplier, vendor or agent of the Company;

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Information related to, including the identity of, potential candidates for mergers and acquisitions;

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Information regarding the Company’s sales strategies, plans or proposals;

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Information related to computer software programs, whether proprietary or standard;

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Information related to documentation systems, information databases, customized hardware or other information systems and technological developments;

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Manuals, processes, policies, procedures, compositions, innovations, inventions, formulas and other proprietary information belonging to the Company or related to the Company’s activities;

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Communications by, to and from regulatory agencies; and

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Certain communications with or from attorneys for the Company, whether internal or external.

This caution on confidential information does not preclude releasing certain customer, vendor or client information when authorized by the customer or to the government when appropriate. Guidance from the Company’s outside legal counsel or an immediate supervisor should be sought. Disclosure of confidential information to attorneys, accountants and other professionals working on behalf of the Company, as well as regulatory examiners, may also be appropriate.

XI.
PROTECTING THE COMPANY’S CONFIDENTIAL INFORMATION

The Company’s confidential information is a valuable asset. The Company’s confidential information includes, but is not limited to, product technology; manufacturing processes; product plans; names and lists of existing and prospective customers, clients, vendors, dealers, distributors and employees; financial information and plans, both historical and projected, employee information and related training materials; non-public training plans and materials, research and development plans and results, and marketing and business plans and results. All Company confidential information is the exclusive property of the Company and may also be protected by patent, trademark, copyright, and trade secret laws. All confidential information must be used for Company business purposes only and every director, officer and employee have the obligation to safeguard it. UNLESS OTHERWISE PROVIDED HEREIN, THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE COMPANY’S CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE COMPANY’S PRODUCTS OR BUSINESS OVER THE INTERNET OR TO ANY THIRD-PARTY BY ANY MEANS AND UNDER ANY CIRCUMSTANCES. Each director, officer and employee are also responsible for properly labeling relevant or important documentation shared with or correspondence sent to the Company’s outside legal counsel as “Attorney-Client Privileged”.

XII.
ADDITIONAL POLICIES FOR SENIOR FINANCIAL OFFICERS

In addition to being bound by all other provisions of this Code, the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Corporate Controller, Director of SEC Reporting and others performing similar functions (collectively, the "Senior Financial Officers") are subject to the following additional specific policies:

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All Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer to promptly to bring to the attention of the Company’s outside legal counsel or the CEO any material information of which he or she may become aware of that affects the disclosures made by the Company in its public filings.

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Further, each Senior Financial Officer must promptly bring to the attention of the Company’s outside legal counsel or Chair of the Audit Committee any information he or she may have concerning:

o
significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or,

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any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

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The CEO and each Senior Financial Officer must act with honesty and integrity in the performance of his or her duties at the Company, must comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company's business and the Company's financial reporting.

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The CEO and each Senior Financial Officer must avoid actual or apparent conflicts of interest between personal and business relationships, such as holding a substantial equity, debt, or other financial interest in any competitor, vendor, client or customer of the Company, or having a personal financial interest in any transaction involving the purchase or sale by the Company of any products, materials, equipment, services or property, other than through Company-sponsored programs. Any such actual or apparent conflicts of interest must be brought to the attention of the Company’s outside legal counsel or Chair of the Audit Committee.

XIII.
ADMINISTRATION OF THE CODE

The Audit Committee will review and evaluate this Code on an annual basis to determine the effectiveness of the Code with respect to providing a confidential and anonymous procedure for reporting prohibited acts and the internal process for investigation and resolution.

The Human Resources Department is responsible to (i) maintain the Code, (ii) ensure all directors, officers and employees are provided with a copy of this Code within one week of their respective appointment or employment by the Company, (iii) provide internal access to this Policy and notify directors, officers and employees of any amendments hereunder within one week of approval by the Board, and (iv) if applicable, to publicly post a current copy of the Code on the Company’s website.

ACKNOWLEDGMENT OF CODE OF BUSINESS CONDUCT AND ETHICS

ALL WRAP TECHNOLOGIES, INC. DIRECTORS AND EMPLOYEES MUST READ THIS CODE OF BUSINESS CONDUCT AND ETHICS AND FILL OUT AND RETURN THIS PORTION TO THE HUMAN RESOURCES DEPARTMENT WITHIN ONE WEEK OF RECEIPT.

I have received a copy of Wrap Technologies, Inc.'s Code of Business Conduct and Ethics. I have carefully read and understand its contents and agree to follow the rules stated therein.

Director/Employee Signature	Date

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